December 20, 2005

Mail Stop 3561

Via US Mail and Facsimile

Mr. Darrell D. Rubel
Chief Financial Officer
129 Marten Street
Mondovi, Wisconsin 54755

Re:	Marten Transport, LTD.
	Form 10-K for the year ended December 31, 2004
	Forms 10-QSB for the periods ended September 30, 2005, June
30,
2005 and
      March 31, 2005
	Commission file #: 000-15010

Dear Mr. Rubel:

We have completed our review of your Form 10-K and related filings and have no further comments at this time.



								Sincerely,



								Linda Cvrkel
								Branch Chief
??

??

??

??

Mr. Darrell D. Rubel
Marten Transport, Ltd.
November 29, 2005
Page 1